Exhibit 99.1

MEDIA CONTACT:	Tricia Ingraham
330-796-8517
ANALYST CONTACT:	Barb Gould
330-796-8576

FOR IMMEDIATE RELEASE

Goodyear Reports Third Quarter Net Income of $36.5 Million

•	Record sales for second consecutive quarter

•	Year-over-year results improved in all seven businesses

•	Segment operating income doubles

     AKRON, Ohio, November 9, 2004 – The Goodyear Tire & Rubber Company today reported its second consecutive quarter of record sales and positive net income, driven by improved operating results in all seven of its business segments compared to the third quarter of 2003.

     Goodyear reported net income of $36.5 million (21 cents per share) for the third quarter of 2004, reflecting growth in both sales and unit volume. In the third quarter of 2003, the company had a net loss of $119.4 million (68 cents per share). All per share amounts are diluted and all prior-period amounts are restated.

     The company achieved sales of $4.7 billion, a record for any quarter and a 20.7 percent increase from $3.9 billion during the 2003 period. Subsidiaries recently consolidated under FIN 46 increased the company’s third quarter sales by $315 million while currency translation had a favorable impact of $105 million. The growth in sales reflects improved pricing and product mix; higher unit volume, primarily driven by improved sales of Goodyear-brand tires; and robust commercial tire sales in virtually all of the company’s markets.

     Tire unit volume in the third quarter of 2004 was 57.4 million units, compared to 55.3 million units in the 2003 period.

     All seven of Goodyear’s business units reported higher segment operating income compared to the year-ago period. Total segment operating income more than doubled compared to the 2003 third quarter.

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     “We are pleased with the year-over-year improvement in our results as well as the momentum we are building on the strength of our new products and the Goodyear brand,” said Chairman and Chief Executive Officer Robert J. Keegan.

     “As a result of our new Goodyear-brand products and the continued strength of our high performance and truck tire products, we gained share in the consumer replacement and the commercial OE and replacement markets in North America during the third quarter,” he added.

     In addition to the sales impact, the third quarter of 2004 includes a 1.6 million unit increase in tire volume and a minimal effect on net income resulting from the consolidation of South Pacific Tyres Ltd. (SPT), a tire manufacturer in Australia and New Zealand, and T&WA, a tire-mounting operation in the United States. These operations were consolidated in accordance with U.S. Financial Accounting Standards Board Interpretation No. 46 (FIN 46).

     Goodyear’s third quarter results include net after-tax charges of $32.3 million (18 cents per share) for rationalizations and accelerated depreciation, principally in the company’s non-tire businesses, and $7.9 million (5 cents per share) related to the ongoing accounting investigation and external professional fees associated with Sarbanes-Oxley compliance. The quarter also included a favorable $43.6 million (25 cents per share) tax adjustment related to the settlement of prior-year tax liabilities.

     The net loss in the 2003 third quarter included a net after-tax rationalization charge of $44.8 million (26 cents per share) and an after-tax loss of $5.9 million (4 cents per share) on the sale of assets. The quarter also included a favorable $35.8 million (20 cents per share) tax adjustment related to the settlement of prior-year tax liabilities.

     While pleased with the company’s third quarter results, Keegan said management remains focused on addressing the company’s current high debt levels and unfunded pension obligations with specific strategies including refinancing to lengthen debt maturities, potential asset sales to reduce obligations and, ultimately, seeking increased equity funding to improve Goodyear’s credit profile.

Business Segments

     Third quarter total segment operating income was $305.1 million, an increase of 101.5 percent compared to $151.4 million in the 2003 period. For the first nine months, total segment operating income was $811.0 million, an increase of 138.4 percent from $340.2 million in 2003.

     See the note at the end of this release for further explanation and a reconciliation table.

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North American Tire	Third Quarter		Nine Months
(in millions)	2004	2003	2004	2003
		as restated		as restated
Tire Units	26.7	26.6	77.1	76.7
Sales	$2,070.5	$1,792.2	$5,837.2	$5,076.4
Segment Operating
Income (Loss)	13.5	(36.6)	16.2	(116.2)
Segment Operating Margin	0.7%	(2.0)%	0.3%	(2.3)%

     North American Tire’s unit volume was stable in the third quarter of 2004. Replacement volume increased 0.9 percent in the quarter, while shipments to original equipment customers were down 2.2 percent.

     Sales increased 15.5 percent compared to the 2003 period. Sales were positively affected by the consolidation of T&WA and favorable pricing and product mix in the consumer and commercial replacement markets. Third quarter results were driven by sustained growth in Goodyear-brand tires and stabilization in the private label tire business.

     Third quarter segment operating income improved significantly compared to the 2003 period due to improved pricing and product mix, particularly in consumer markets, as well as higher volume in the consumer replacement and commercial original equipment markets and savings from rationalization programs. These improvements offset higher raw material and manufacturing costs.

     The consolidation of T&WA increased sales by approximately $147 million in the third quarter. T&WA had no impact on unit volume and a negligible effect on segment operating income.

European Union Tire	Third Quarter		Nine Months
(in millions)	2004	2003	2004	2003
		as restated		as restated
Tire Units	15.8	16.0	47.5	46.7
Sales	$1,084.7	$985.6	$3,255.8	$2,875.9
Segment Operating Income	69.9	49.3	195.1	112.5
Segment Operating Margin	6.4%	5.0%	6.0%	3.9%

     European Union Tire’s unit volume in the third quarter of 2004 decreased 1.1 percent from 2003. Replacement volume decreased 3.8 percent for the quarter, while shipments to original equipment customers increased 6.6 percent.

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     Sales increased 10.1 percent for a new third quarter record due primarily to the favorable effect of currency translation, as well as improved pricing and product mix, which offset slightly lower volume. The company estimates the effects of currency translation positively impacted sales by approximately $82 million in the third quarter of 2004.

     Segment operating income increased 41.8 percent to a new third-quarter record primarily due to improved pricing and product mix and cost savings actions. These actions offset rising raw material costs.

Eastern Europe, Middle
East, and Africa Tire	Third Quarter		Nine Months
(in millions)	2004	2003	2004	2003
Tire Units	5.2	4.8	14.4	13.5
Sales	$344.6	$283.2	$928.4	$779.2
Segment Operating Income	59.8	43.5	148.2	98.8
Segment Operating Margin	17.4%	15.4%	16.0%	12.7%

     Eastern Europe, Middle East and Africa Tire’s unit volume in the third quarter of 2004 increased 8.4 percent from the 2003 period. Replacement volume was up 6 percent and shipments to original equipment customers increased 22.9 percent compared to the third quarter of 2003.

     Record quarterly sales were up 21.7 percent compared to the third quarter of 2003 due to improved pricing and product mix, largely the result of increased sales of high performance, winter and commercial truck tires, as well as the favorable impact of currency translation and higher volume. The company estimates currency translations had a positive impact on sales of approximately $22 million in the third quarter.

     Segment operating income was a record for any quarter, and represented a 37.5 percent improvement compared to 2003. This gain was due to improved pricing and product mix, as well as higher volume.

Latin American Tire	Third Quarter		Nine Months
(in millions)	2004	2003	2004	2003
Tire Units	4.9	4.7	14.5	13.8
Sales	$315.7	$262.1	$909.7	$752.1
Segment Operating Income	63.7	43.8	186.7	104.2
Segment Operating Margin	20.2%	16.7%	20.5%	13.9%

     Latin American Tire’s unit volume increased 5.1 percent from the 2003 third quarter. Replacement volume was stable in the quarter, while shipments to original equipment customers were up 19.9 percent. Sales were up 20.5 percent, establishing a new a record for any quarter. Sales were favorably impacted by price increases and improved product mix, primarily in the replacement market, as well as higher volume. These factors were partially offset by the unfavorable impact of currency translation of approximately $5 million in the quarter.

     Segment operating income increased 45.4 percent in the 2004 quarter due to improved pricing, product mix and volume, and savings from cost reduction programs. Collectively, these actions offset rising raw material costs.

Asia/Pacific Tire	Third Quarter		Nine Months
(in millions)	2004	2003	2004	2003
Tire Units	4.8	3.2	14.6	10.0
Sales	$319.4	140.1	$969.0	$429.9
Segment Operating Income	18.7	10.3	45.7	36.2
Segment Operating Margin	5.9%	7.4%	4.7%	8.4%

     Asia/Pacific Tire’s unit volume was up 49.6 percent from the 2003 third quarter primarily due to the impact of the consolidation of SPT. Third quarter replacement volume increased 64.2 percent, while shipments to original equipment customers increased 19.7 percent.

     Sales more than doubled from the 2003 quarter due to the impact of SPT and improved pricing and product mix.

     Segment operating income increased 81.6 percent in the quarter as a result of improved pricing and product mix, lower manufacturing costs due to improved productivity and the positive impact of SPT. These factors offset higher raw material costs.

     The consolidation of SPT increased units by 1.6 million in the third quarter and increased sales by approximately $168 million. The impact on segment operating income was approximately $5 million.

Engineered Products	Third Quarter		Nine Months
(in millions)	2004	2003	2004	2003
		as restated		as restated
Sales	$377.2	$299.9	$1,090.0	$890.8
Segment Operating Income	34.1	13.7	88.6	25.3
Segment Operating Margin	9.0%	4.6%	8.1%	2.8%

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     Engineered Products’ sales in the third quarter of 2004 increased 25.8 percent to a new quarterly record due largely to higher volume and favorable product mix related to military, industrial, original equipment and replacement sales.

     Segment operating income was a new quarterly record increasing by 148.9 percent due to higher volume, primarily in the military and industrial markets. Savings from rationalization actions also improved segment operating income in the 2004 quarter.

Chemical Products	Third Quarter		Nine Months
(in millions)	2004	2003	2004	2003
Sales	$395.8	$306.7	$1,130.8	$909.8
Segment Operating Income	45.4	27.4	130.5	79.4
Segment Operating Margin	11.5%	8.9%	11.5%	8.7%

     Chemical Products’ sales were a new quarterly record. The 29.1 percent sales increase compared to the third quarter of 2003 was driven by higher volume and higher selling prices.

     Segment operating income increased 65.7 percent, to a new quarterly record due to improved price and mix, plant efficiencies and higher volume.

Year-to-Date Results

     Sales for the first nine months of 2004 were a record $13.5 billion, an increase of 20.8 percent from $11.2 billion in the 2003 period. Sales increased $896 million due to the impact of consolidating SPT and T&WA, and $391 million as a result of the positive impact of currency translation. The increase also reflects improved pricing, product mix and volume, driven by the strong performance of the Goodyear brand and the global commercial tire markets. Tire unit volume was 168.1 million units, up from 160.7 million units a year ago.

     The net loss for the first nine months of 2004 was $12.3 million (7 cents per share), compared to a net loss of $372.3 million ($2.12 per share) during the year-ago period.

     The consolidation of SPT and T&WA increased tire unit volume by 4.7 million units and had a minimal impact on the net loss for the first nine months of 2004.

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     As the company announced on November 5, it will file an amended 2003 Form 10-K that includes additional financial disclosures related to certain affiliates. The filing will also include a restatement of the company’s prior-period financial statements, including first and second quarter 2004 Form 10-Qs, to reflect after-tax expense adjustments of approximately $4.6 million. The company will also correct a misclassification of deferred income tax assets and liabilities in its Consolidated Balance Sheet at December 31, 2003, which overstated total assets and total liabilities by approximately $360 million each.

     Additional details of the restatement are available in the company’s third quarter 2004 Form 10-Q.

Conference Call

     Goodyear will hold an investor conference call at 10 a.m. EST tomorrow. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.

     Participating in the conference call will be Keegan and Richard J. Kramer, executive vice president and chief financial officer.

     Shareholders, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 9:55 a.m. A taped replay of the conference call will be available at 2 p.m. tomorrow by calling (706) 634-4556. The call replay will also remain available on the Web site.

     Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries around the world. Goodyear employs about 85,000 people worldwide.

     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including, without limitation, the ongoing investigation by the SEC regarding Goodyear’s accounting restatement. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Income (unaudited)

(In millions, except per share)
	Third Quarter		Nine Months
	Ended Sept. 30		Ended Sept. 30
	2004	2003	2004	2003
		As Restated		As Restated
Net Sales	$4,713.7	$3,906.4	$13,534.0	$11,206.1
Cost of Goods Sold	3,766.6	3,195.6	10,830.9	9,200.2
Selling, Administrative and General Expense	700.4	586.0	2,075.7	1,751.3
Rationalizations	28.8	54.3	62.6	130.4
Interest Expense	95.0	78.9	266.2	219.7
Other (Income) Expense	30.8	90.2	113.0	164.6
Foreign Currency Exchange Loss	10.5	10.8	14.2	29.8
Equity in (Earnings) Loss of Affiliates	(2.1)	—	(5.8)	3.9
Minority Interest in Net Income of Subsidiaries	18.3	8.7	44.4	32.0

Income (Loss) before Income Taxes	65.4	(118.1)	132.8	(325.8)
United States and Foreign Taxes on Income	28.9	1.3	145.1	46.5

Net Income (Loss)	$36.5	$(119.4)	$(12.3)	$(372.3)

Net Income (Loss) Per Share of Common Stock – Basic	$0.21	$(0.68)	$(0.07)	$(2.12)

Average Shares Outstanding	175.4	175.3	175.3	175.3
Net Income (Loss) Per Share of Common Stock – Diluted	$0.21	$(0.68)	$(0.07)	$(2.12)

Average Shares Outstanding	177.9	175.3	175.3	175.3

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The Goodyear Tire & Rubber Company and Subsidiaries Consolidated Balance Sheets (unaudited)

(In millions)
	Sept. 30	Dec. 31
	2004	2003
		As Restated
Assets
Current Assets:
Cash and Cash Equivalents	$1,601.4	$1,544.2
Restricted Cash	85.6	23.9
Accounts and Notes Receivable, less allowance — $137.7 ($128.2 in 2003)	3,560.3	2,622.7
Inventories	2,678.9	2,464.6
Prepaid Expenses and Other Current Assets	247.8	305.7

Total Current Assets	8,174.0	6,961.1
Long Term Accounts and Notes Receivable	225.7	255.0
Investments in Affiliates	30.4	178.9
Other Assets	80.1	71.5
Goodwill	647.8	618.6
Other Intangible Assets	144.9	161.9
Deferred Income Taxes	70.6	70.5
Prepaid and Deferred Pension Cost	874.8	869.9
Deferred Charges	238.1	246.7
Properties and Plants, less Accumulated Depreciation — $7,405.9 ($7,246.8 in 2003)	5,188.6	5,208.9

Total Assets	$15,675.0	$14,643.0

Liabilities
Current Liabilities:
Accounts Payable — Trade	$1,726.0	$1,574.9
Compensation and Benefits	1,064.9	982.7
Other Current Liabilities	477.5	571.5
United States and Foreign Taxes	365.4	268.7
Notes Payable	185.3	137.7
Long Term Debt due within One Year	1,209.0	113.5

Total Current Liabilities	5,028.1	3,649.0
Long Term Debt and Capital Leases	4,209.5	4,825.8
Compensation and Benefits	4,741.1	4,542.6
Other Long Term Liabilities	947.3	821.5
Minority Equity in Subsidiaries	787.4	825.0

Total Liabilities	15,713.4	14,663.9
Commitments and Contingent liabilities
Shareholders’ Equity
Preferred Stock, no par value:
Authorized 50 shares, unissued	—	—
Common Stock, no par value:
Authorized 300 shares
Outstanding Shares – 175.4 (175.3 in 2003) after deducting 20.3 Treasury Shares (20.4 in 2003)	175.4	175.3
Capital Surplus	1,390.5	1,390.2
Retained Earnings	960.5	972.8
Accumulated Other Comprehensive Income (Loss)	(2,564.8)	(2,559.2)

Total Shareholders’ Deficit	(38.4)	(20.9)

Total Liabilities and Shareholders’ Deficit	$15,675.0	$14,643.0

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Total Segment Operating Income Reconciliation Table (unaudited)

(In millions)	Third Quarter		Nine Months
	Ended Sept. 30		Ended Sept. 30
	2004	2003	2004	2003
		As Restated		As Restated
Total Segment Operating Income	$305.1	$151.4	$811.0	$340.2
Rationalizations and asset sales	(29.7)	(60.2)	(58.6)	(150.7)
Accelerated depreciation charges and asset writeoffs	(2.2)	(0.5)	(7.1)	(8.7)
Interest Expense	(95.0)	(78.9)	(266.2)	(219.7)
Foreign Currency Exchange	(10.5)	(10.8)	(14.2)	(29.8)
Minority Interest in Net Income of Subsidiaries	(18.3)	(8.7)	(44.4)	(32.0)
Inter-SBU income	(34.6)	(22.7)	(99.1)	(58.7)
Financing fees and financial instruments	(29.2)	(18.8)	(90.9)	(71.9)
Equity in earnings (loss) of affiliates	0.4	(1.6)	1.0	(8.0)
General and product liability, discontinued products	(7.7)	(62.5)	(27.5)	(72.5)
Expenses for insurance fire loss deductible	—	—	(11.7)	—
Professional fees associated with restatement	(2.2)	—	(26.5)	—
Other	(10.7)	(4.8)	(33.0)	(14.0)

Income (loss) before Income Taxes	65.4	(118.1)	132.8	(325.8)
United States and Foreign Taxes on income	(28.9)	(1.3)	(145.1)	(46.5)
Net Income (Loss)	$36.5	$(119.4)	$(12.3)	$(372.3)

Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s strategic business units (“SBUs”) and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBU’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”